UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016 (June 16, 2016)

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri 63043 (Address of principal executive offices) (Zip Code)

(314) 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Ahmad Chatila as President, Chief Executive Officer and Director
On June 16, 2016, Ahmad Chatila, President, Chief Executive Officer and a member of the Board of Directors of SunEdison, Inc. (“SunEdison” or the “Company”), notified the Company of his decision to resign from his employment positions as Chief Executive Officer, member of the Board of Directors and all other positions with SunEdison. The Company has agreed to waive the 30-day notice period, and the resignation will become effective as of June 22, 2016. In accordance with the employment agreement by and between the Company and Mr. Chatila, dated as of February 4, 2009 and as amended on January 29, 2010 and as further amended on March 10, 2015, Mr. Chatila will not receive severance payments. Mr. Chatila’s resignation was not due to any disagreement with the Company.
Appointment of John S. Dubel as Chief Executive Officer
On June 22, 2016, SunEdison appointed John S. Dubel as the Chief Executive Officer of the Company, effective immediately. Mr. Dubel will report directly to SunEdison's Board of Directors. Mr. Dubel, age 57, has served as SunEdison’s Chief Restructuring Officer since April 29, 2016 and will continue in that role. He is also the Chief Executive Officer of Dubel & Associates, LLC, a provider of restructuring and turnaround services to underperforming companies which he founded in 1999. He has over 30 years of experience in Board representation, turnaround management, crisis management, operational restructurings and divestments with respect to distressed companies. He is currently serving on the Board and as the Liquidating Trust Manager of the ResCap Liquidating Trust. Most recently, Mr. Dubel was the Chief Executive Officer of Financial Guaranty Insurance Company (FGIC), a monoline insurance company, and prior to that he was a partner in Gradient Partners, L.P., a single strategy distressed hedge fund.
Mr. Dubel is a member of the Turnaround Management Association and the American Bankruptcy Institute. Mr. Dubel received a Bachelor in Business Administration degree from the College of William and Mary.
As part of Mr. Dubel’s appointment as the Company’s Chief Restructuring Officer, the Company and Mr. Dubel entered into an engagement letter, dated April 29, 2016 (the “Engagement Letter”). Mr. Dubel’s compensation for his services as Chief Executive Officer and Chief Restructuring Officer will be in accordance with the Engagement Letter and the Order Pursuant to Bankruptcy Code Sections 105(a) and 363(b) Authorizing Debtors to Appoint John S. Dubel as Chief Restructuring Officer dated June 8, 2016 (the “Order”) of the Bankruptcy Court in SunEdison’s chapter 11 proceedings, which provides a monthly fee of $175,000 (the “Monthly Fee).
In addition, Mr. Dubel will be entitled to a restructuring fee of $4,000,000 upon the earlier to occur of (a) the effective date of a plan of reorganization or liquidation (a “Plan”) that restructures or otherwise provides treatment for all or substantially all of the Company’s equity interests and liabilities and (b) the sale, transfer, or other disposition of all or substantially all of the Company's assets or equity interests in one or more transactions (a "Sale"). The restructuring fee shall be reduced by one-half (1/2) of each monthly fee paid to Mr. Dubel for any month beginning nine (9) months after April 29, 2016. Mr. Dubel also may be entitled to an additional fee (the “Contingent Restructuring Fee”) in an amount determined by the independent directors of the Board of Directors of SunEdison, subject to certain notice provisions.
In addition to the fees set forth above, the Company shall pay directly or reimburse Mr. Dubel upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with his assignment.
If the Engagement Letter is terminated prior to October 31, 2016, except in the case of a confirmed plan of reorganization, Mr. Dubel shall be entitled to the payment of Monthly Fees through October 31, 2016.
The foregoing summary of the Engagement Letter and Order does not purport to be complete and is qualified in its entirety by reference to the Engagement Letter and Order, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
On June 22, 2016, the Company issued a press release regarding the appointment of Mr. Dubel as Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit                Description

10.1	Engagement Letter between SunEdison, Inc. and John S. Dubel dated April 29, 2016

10.2	Order Pursuant to Bankruptcy Code Sections 105(a) and 363(b) Authorizing Debtors to Appoint John S. Dubel as Chief Restructuring Officer dated June 8, 2016
99.1                Press Release dated June 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	June 22, 2016	By:	/s/ Martin H. Truong
Martin H. Truong Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Engagement Letter between SunEdison, Inc. and John Dubel dated April 29, 2016

10.2	Order Pursuant to Bankruptcy Code Sections 105(a) and 363(b) Authorizing Debtors to Appoint John S. Dubel as Chief Restructuring Officer dated June 8, 2016

99.1	Press Release, dated June 22, 2016.